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                                EXHIBIT 10.78


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                                                                  EXHIBIT 10.78

November 14, 1995

Ray Yorke
Offshore Broadcasting Corp.
449 Barlow's Landing Road
Pocassett, Massachusetts 02559


Dear Mr. Yorke:

Paxson Communications Corporation ("Buyer"), or its assign whose performance will be guaranteed by Paxson, hereby proposes to purchase fifty (50%) per cent of the common voting stock (the "Buyer's Stock") of ["NEWCO"] and to loan up to $1.5 Million to Newco provided that Offshore Broadcasting Corporation ("Offshore") will contribute to Newco, in exchange for the remaining 50% of the common voting stock of Newco, all of the assets, including real property, accounts receivable, tangible and intangible personal or mixed properties (the "Assets"), used or useful in the operation of Television Station WOST-TV, Block Island, R.I. (the "Station") licensed to Offshore, free and clear of all debts, liens, encumbrances or other liabilities, subject to the following terms and conditions:

1. At the closing (the "Closing") to be held on a date set by Buyer within ten (10) business days after the consent of the Federal Communications Commission ("FCC") to the transfer of the broadcast licenses for the Station (and any auxiliary licenses) from Offshore to Newco has become a final order no longer subject to judicial or administrative review (subject to waiver of such final order requirement in the sole discretion of Buyer), Newco will issue 50% of its common voting stock to Buyer and the other 50% to Offshore in accordance with the provisions of a definitive Stock Purchase Agreement as described in Paragraph 2 below (the "Purchase Agreement").

2. The Purchase Agreement shall, among other terms customary in transactions of this nature, include the following terms:


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Ray Yorke
November 14, 1995
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  (a)    The purchase price for the Buyer's Stock shall be ONE MILLION DOLLARS
         ($1,000,000) payable in cash at Closing and Offshore shall contribute the Assets in exchange for its 50% common voting stock interest.

  (b) The obligations of the parties to consummate the proposed transaction shall be subject to receipt of any required consents or authorizations and other conditions usual and customary in transactions of this nature; including, but not limited to, all governmental permits necessary for the relocation and construction of the Station's transmission tower on the mainland at a mutually acceptable site utilizing a mutually acceptable design structure. At the Closing, Buyer and Newco shall enter into a Loan Agreement that will make available to Newco up to $1.5 million for the limited purpose of constructing and operating the Station from the new site. The Loan shall carry an annual interest rate of 11 7/8% and such interest shall not accrue until 120 days after the Station commences its operations from the new site. Newco shall have the option to secure the other sources of debt at more favorable rates if available. Payments of interest only shall be made monthly thereafter for twelve
         (12) months with principal and interest payment to be made for the next sixty (60) months.

  (c) Representations, warranties and covenants shall be set forth relating to the Buyer's Stock that are usual and customary in transactions of this nature and which shall survive the Closing for eighteen (18) months.

  (d) Buyer or Offshore may terminate the Purchase Agreement without penalty or liability (except in the event of a default of a party) if for any reason the Closing thereunder has not taken place within eighteen (18) months from its execution.

  (e)    Buyer shall not be obligated to consummate the Purchase
         Agreement if there is a material adverse change in the Station's tangible properties during the period from the date of the Purchase Agreement until Closing.


  (f) Newco shall pay all federal, state and local sales or transfer taxes arising from the conveyance of the Assets to Newco and the Buyer's Stock to Buyer, as well as expenses associated with the development of the antenna site.

  (g) At the Closing, Buyer and Offshore shall execute a Shareholders Agreement with/regarding to Newco which shall, among other matters, require mutual agreement on all capital and operating budgets, salaries and contracts over $500.00. In addition, all checks over $200 will require two (2) signatures, one
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Ray Yorke
November 14, 1995
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         (1) of which shall be a Paxson representative and each party will have a right of first refusal to the other's common voting stock.

3. Buyer shall deposit with First Union National Bank, the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) upon execution of the Purchase Agreement, (the "Deposit") pursuant to an Escrow Deposit Agreement, among the parties. In the event that the Buyer wrongfully fails to close and Offshore has fully complied with the terms of the Purchase Agreement, then only in that event Buyer shall forfeit the Deposit to Offshore as liquidated damages and as the exclusive remedy of Offshore against Buyer.

4. The parties shall in good faith endeavor to prepare and negotiate a Purchase Agreement acceptable to each party in its discretion, to be executed by Offshore and Buyer no later than November 30, 1995. If the Purchase Agreement is not executed by November 30, 1995, then the terms of this letter shall expire without any liability to either Offshore or Buyer.

5. Following the execution of the Purchase Agreement and prior to the Closing, Buyer agrees to loan Offshore up to a maximum of Six Thousand Dollars ($6,000) per month to cover the operating costs of the Station and for no other purpose. In exchange for these funds, Offshore agrees to broadcast some programming on the Station as mutually agreed upon with Buyer.

6.      From the date of its execution of this letter until the sooner of
        (i) the execution of a Purchase Agreement or (ii) the termination of the obligations of the parties hereunder, Offshore shall not seek, transfer, convey or otherwise dispose of, with or without consideration, any assets used or useful in or relating to the Station other than in the ordinary course of business or any common voting stock in Newco.

7. Buyer shall be afforded, from and after the date hereof, reasonable opportunity to inspect the Station and the books and records of the Offshore. Until such a time as a Purchase Agreement may be executed which shall supersede this letter, this proposal is contingent upon and subject to proper confirmation and verification by Buyer of the financial and other information made available to Buyer by the Offshore, review of further financial or other information relating to the purchase of the Assets and operation of the Station as may be requested by Buyer, and inspection of the assets and technical facilities of the Station, all to the satisfaction of Buyer in its sole discretion. Finally, by the date set forth in Paragraph 4 above for the execution of the Purchase Agreement, Offshore shall supply to Buyer the information called for on Attachment I hereto relating to the Station.

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Ray Yorke
November 14, 1995
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8.     Buyer and Offshore each agree that it will use its best efforts to keep confidential (except for disclosure requirements of federal or state securities laws and securities markets along with such disclosure to attorneys, bankers, underwriters investors, etc. as may be appropriate in the furtherance of this transaction) all information of a confidential nature obtained by it from the other (including the terms of this proposal and the identity of Buyer) in connection with the transactions contemplated by this letter, and in the event that such transactions are not consummated, will return to the other all documents and other materials obtained from the other in connection therewith.

9. Buyer and Offshore shall jointly prepare and determine the timing of, any press release, or other announcement to the public or the news media relating to the execution of this letter. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this letter without the prior consent of each other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including federal or state securities laws and the regulations of securities markets) if it determines in good faith that it is appropriate to do so and gives prior notice to each other party hereto.

10. From the proceeds of the sale, Newco shall satisfy its obligations for a brokerage commission due and payable to Media Venture Partners.

11. Offshore agrees that until December 31, 1995, or earlier if the parties mutually determine that they are unable to enter into the Purchase Agreement, it shall not offer or seek to offer, or entertain or discuss any offer, to sell the Station or Buyer's Stock, nor shall it permit its owners to offer, to seek to offer, or entertain or discuss any offer to sell, any interest in the Station or Buyer's
       Stock to third parties.

12. Except for paragraphs 4, 5, 6, 7, 8, 9, 10 and Paragraph 11 which shall be legally binding in accordance with their respective terms, neither this letter nor the acceptance hereof is intended to, and nor shall it create a binding legal obligation, and the understanding set forth herein is subject to the execution of the Purchase Agreement.

13. Buyer may assign its rights and obligations under this letter to another entity, whose performance will be guaranteed by Paxson Communications Corporation. Such affiliated entity shall be the signatory to the Purchase Agreement.

14. This proposal shall expire at 5:00 P.M., Eastern Standard Time on November 20, 1995, unless earlier accepted by Offshore. Acceptance by Offshore shall be

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Ray Yorke
November 14, 1995
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       evidenced by the signatures of the president of Offshore on this Letter of Intent provided to Buyer prior to 5:00 P.M., November 20, 1995.

This letter may be signed in counterparts, all of which taken together shall constitute one instrument, and any of the parties hereto may execute this letter by signing any such counterpart. This letter shall become effective upon execution by all parties hereto.

Please indicate your acceptance of the terms and conditions of this proposal by signing in the space provided below.


PAXSON COMMUNICATIONS CORPORATION



By:  /s/ William L. Watson
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Its: Secretary
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OFFSHORE BROADCASTING CORPORATION



By: /s/ Ray Yorke
   --------------------------------

Its: President
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                                ATTACHMENT I

                   INFORMATION RELATING TO STATION WOST-TV

        1. Inventory of Station's personal property

        2. Real property description and leasehold interests of the Station along with copies of all leases and existing title policies

        3. Licenses and governmental authorizations

        4. Copies of contracts to which the Station is a party and that are to be assumed by Buyer following Closing

        5. Intangible assets of the Station

        6. Insurance policies on Station property and operations

        7. List of employees indicating: name; title; salary; date of hire; and date and amount of last salary increase. Copies of all employee benefit plans

        8. Station financial statements for 1993, 1994 and 1995 year to date

        9. Station property excluded from sale

       10. Cable systems currently carrying the Station

       11. Litigation and other administrative proceedings to which the Station is a party